FOR IMMEDIATE RELEASE

FAIRPOINT REPORTS RESULTS FOR THE SECOND QUARTER OF 2006;

INCREASES CUMULATIVE CASH AVAILABLE FOR DIVIDENDS TO $39.3 MILLION

CHARLOTTE, N.C. (August 1, 2006) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”) today announced its financial results for the second quarter ended June 30, 2006.  The Company announced that it generated $25.5 million of Cash Available for Dividends (as defined herein) during the second quarter compared to dividends paid during the quarter of $13.8 million and it increased its Cumulative Cash Available for Dividends (as defined herein) to $39.3 million at June 30, 2006, up from $27.6 million at March 31, 2006, an increase of 42%, primarily due to the non-recurring gains on non-core asset sales.  Additional highlights for the second quarter included:

•                  Revenues for the second quarter of 2006 decreased $1.0 million or 1.5% over the second quarter of 2005.  Excluding the impact of operations acquired in 2005 and certain non-recurring revenues, revenues increased $0.5 million or 0.9% compared to the second quarter of 2005.

•                  Adjusted EBITDA (as defined herein) for the second quarter of 2006 was $33.2 million versus $33.8 million for the same period last year.

•                  The Company completed the sale of its investment in two non-core assets resulting in gains of $16.4 million which were added to Cumulative Cash Available for Dividends in the second quarter.  This increase in Cumulative Cash Available for Dividends was partially offset by an increase in capital expenditures in the quarter.

•                  Earnings per share on a fully diluted basis for the second quarter of 2006 were $0.43.  Gains on the sale of non-core assets contributed approximately $0.30 to earnings per share for the second quarter of 2006.  Earnings per share in the second quarter of 2005 were $0.16.

•                  High speed data (“HSD”) penetration increased to 21.2% of voice access lines as of June 30, 2006, compared to 16.6% as of June 30, 2005 and 18.6% as of December 31, 2005.

•                  At June 30, 2006, access line equivalents (voice access lines and HSD subscribers, which include DSL, cable modem and wireless broadband) totaled 292,910 compared to 287,723 at June 30, 2005.  Including only lines owned for the full year, access line equivalents increased 0.9%, primarily due to an increase in HSD subscribers.

“FairPoint’s second quarter results once again illustrate steady progress on many aspects of our corporate strategy,” said Gene Johnson, Chairman and CEO of FairPoint.  “For the quarter, we added nearly 3,000 DSL subscribers, demonstrated revenue stability in our core business and exhibited excellent progress on the billing conversion.  More recently, we showed momentum in our M&A strategy with the completion of the Cass County purchase and the Unite announcement.”

Johnson continued, “Our balance sheet shows the benefit of non-core asset sales which brought our Cumulative Cash Available for Dividends to a new high.  All of our financial and operational achievements support our goals of Company growth and increased shareholder value.”

Results for the three month period ended June 30, 2006

Consolidated revenues for the three months ended June 30, 2006 were $64.2 million, a decrease of $1.0 million or 1.5% compared to the three months ended June 30, 2005.  Excluding the impact of operations acquired in 2005 and certain non-recurring revenues, revenues increased $0.5 million or 0.9% compared to the second quarter of the prior year.  Revenues in the second quarter of 2006 included negative interstate revenue settlement true-ups of $1.0 million related to prior years.  Revenues in the second quarter of 2005 also included certain non-recurring items of $1.9 million consisting of positive interstate revenue settlements related to prior years.  The combination of these two revenue settlements resulted in a $2.9 million decrease in interstate revenue in the second quarter of 2006 compared to the second quarter of 2005.  Excluding these revenue settlements and the two acquisitions made in 2005, the increase in revenues of $0.5 million is primarily the result of increases in data and internet services revenue of $0.8 million, long distance revenue of $0.7 million, other services revenue of $0.5 million and local service revenue of $0.4 million.  These increases were partially offset by a decrease in interstate access revenue of $1.0 million and a decrease in intrastate access revenue of $0.9 million.

The increase in data and internet services revenue was primarily driven by an increase in the number of HSD subscribers which, including only lines owned for the entire year, increased by 10,387 from June 30, 2005.  The Company sold the operations of a subsidiary in the second quarter of 2006, which resulted in a reduction in wireless broadband subscribers of approximately 1,200.  Long distance revenue increased primarily as a result of increases in the number of subscribers and minutes of use in addition to improved product and bundles pricing.  Other services revenue increased due to an increase in directory revenue and local service revenue increased primarily due to an increase in local interconnection revenue.  Intrastate access revenue declined primarily due to a decrease in access rates and a decrease in minutes of use compared to the second quarter of 2005.  The rate decrease is primarily due to intrastate rate reductions implemented in Maine in the second quarter of 2005.  Intrastate revenues are expected to continue to decline.

Operating expenses (excluding depreciation and amortization) increased $1.0 million or 2.7% compared to the second quarter of 2005.  Excluding the impact of operations acquired in 2005, operating expenses increased $0.1 million or 0.3%.  The primary drivers of this increase were an increase in employee compensation expenses of $0.4 million, an increase in expenses related to HSD and long distance services of $0.4 million, an increase in billing expenses of $0.3 million, an increase in network operations expenses of $0.2 million, an increase in lease expenses of $0.2 million and increases in various other corporate related expenses.  These increases were offset by a decrease in consulting expenses of $1.7 million due to expenses incurred in 2005 related to the Company’s preparation for compliance under Section 404 of the Sarbanes-Oxley Act.

Also included in operating expenses are expenses associated with stock based compensation which are non-cash expenses.  Total stock based compensation expenses for the three months ended June 30, 2006 and June 30, 2005 were $0.7 million and $0.7 million, respectively.  Depreciation and amortization expense increased $0.2 million compared to the same period in 2005.

Income from operations decreased $2.2 million to $14.6 million for the three months ended June 30, 2006 compared to the three months ended June 30, 2005.  This decrease was principally driven by the decrease in revenues and increases in expenses noted above.

Earnings per share on a fully diluted basis were $0.43 for the three months ended June 30, 2006, compared to earnings per share on a fully diluted basis of $0.16 for the same period in 2005.  This increase is primarily the result of non-recurring gains on the sale of non-core assets in the second quarter of 2006 which contributed approximately $0.30 to earnings per share in the quarter.

Adjusted EBITDA for the three months ended June 30, 2006 was $33.2 million, compared to Adjusted EBITDA of $33.8 million for the same period in the prior year.

Cash Available for Dividends of $25.5 million was generated during the three months ended June 30, 2006, up from the $18.4 million generated in the three months ended March 31, 2006.  This increase was primarily due to non-recurring gains recognized on the sale of two investments during the quarter, partially offset by an increase in capital expenditures during the quarter.

Results for the six month period ended June 30, 2006

Consolidated revenues for the six months ended June 30, 2006 were $129.0 million, an increase of $2.1 million or 1.7% compared to the six months ended June 30, 2005.  Excluding the impact of operations acquired in 2005 and certain non-recurring items, revenues increased $1.2 million or 1.0% compared to the prior year.  Revenues in the first six months of 2006 included negative interstate revenue settlement true-ups of $1.0 million related to prior years.  Revenue in the first six months of 2005 included certain non-recurring items of $1.9 million consisting of positive interstate revenue settlements related to prior years.  The combination of these two revenue settlements resulted in a $2.9 million decrease in interstate revenue in the six month period ended June 30, 2006 compared to 2005.  Excluding these revenue settlements and the two acquisitions made in 2005, this increase of $1.2 million, excluding acquisitions and non-recurring items, is primarily the result of increases in data and internet services revenue of $1.6 million, long distance revenue of $1.3 million, other services revenue of $0.9 million, local service revenue of $0.5 million and a slight increase in USF revenue.  These increases were partially offset by a decrease in intrastate access revenue of $2.5 million and a decrease in interstate access revenue of $0.8 million.

The increase in data and internet services revenue was primarily driven by an increase in the number of HSD subscribers.  Long distance revenue increased primarily as a result of increases in the number of subscribers and minutes of use in addition to improved product and bundles pricing.  Other services revenue increased due to an increase in directory revenue. Local service revenue increased due to an increase in local interconnection revenue and the continued rollout of new bundled packages.  Intrastate access revenue declined primarily due to a decrease in access rates and a decrease in minutes of use compared to the six months ended June 30, 2005.  The rate decrease is primarily due to intrastate rate reductions implemented in Maine in the second quarter of 2005.  Intrastate revenues are expected to continue to decline.

Operating expenses (excluding depreciation and amortization) increased $4.1 million or 6.1% compared to the six months ended June 30, 2005.  Excluding the impact of operations acquired in 2005, operating expenses increased $1.8 million or 2.7%.  The primary drivers of this increase were an increase in network operations expenses of $0.8 million, an increase in billing expenses of $0.8 million, an increase in audit and tax related expenses of $0.6 million, an increase in employee compensation expenses of $0.4 million, an increase in lease expenses of $0.4 million and an increase in expenses related to HSD and long distance services of $0.3 million.  These increases were offset by decreases in consulting expenses of $1.8 million.

Also included in operating expenses are expenses associated with stock based compensation which are non-cash expenses.  Total stock based compensation expenses for the six months ended June 30, 2006 and June 30, 2005 were $1.3 million and $1.1 million, respectively.  Depreciation and amortization expense increased $0.9 million compared to the same period in 2005.

Income from operations decreased $2.9 million to $30.1 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005.  This decrease was principally driven by the increases in expenses noted above, net of increases in revenues.

Earnings per share on a fully diluted basis were $0.60 for the six months ended June 30, 2006, compared to earnings per share on a fully diluted basis of $0.57 for the same period in 2005.  This increase is primarily the result of non-recurring gains on the sale of non-core assets in the second quarter of 2006.

Adjusted EBITDA for the six months ended June 30, 2006 was $66.4 million, compared to Adjusted EBITDA of $66.2 million for the same period in the prior year.

The Company finished the six month period ended June 30, 2006 with a Cumulative Cash Available for Dividends balance of $39.3 million, up from $27.6 million at March 31, 2006.

Operational highlights

•                  Total HSD subscribers increased by 2,186 in the second quarter of 2006 to 51,331 at June 30, 2006.  HSD penetration increased to 21.2% of voice access lines compared to 16.6% at June 30, 2005 and 18.6% at December 31, 2005.  Excluding the sale of certain wireless broadband subscribers in the second quarter, the Company added over 3,300 HSD subscribers in the second quarter of 2006.

•                  DSL average revenue per subscriber (“ARPU”) was $40.21 for the second quarter of 2006.  The Company’s quarterly DSL ARPU has remained fairly consistent over the past year.

•                  At the end of the second quarter of 2006, DSL penetration was 19.5% of voice access lines, compared to 15.2% at the end of the second quarter of last year.

•                  Interstate long distance penetration as of June 30, 2006 increased to 46.8% of voice access lines compared to 41.7% at the end of the second quarter of 2005 and 44.5% at December 31, 2005, primarily as a result of the Company’s continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

•                  Total access line equivalents were 292,910 as of June 30, 2006, representing an increase of 2,228 or 0.8% from March 31, 2006.  Total access line equivalents as of June 30, 2006 increased 1.8% compared to June 30, 2005 and increased 0.9% including only lines owned for the full year.

•                  Voice access lines, excluding acquired lines in 2005, increased during the second quarter of 2006 by 105 to 232,301 compared to March 31, 2006.  Voice access lines, excluding acquired lines, as of June 30, 2006 decreased 3.3% compared to June 30, 2005.  The increase in access line losses compared to last year is primarily due to the previously disclosed non-pay disconnect issue in 2005.  As a result of this issue, the Company was not timely disconnecting customers for non-pay during the second quarter of last year.  This problem has been corrected and in 2006 the Company is disconnecting customers under normal operating procedures.

•                  The on-going MACC billing conversion is on plan.  The Company has completed the conversion of approximately 36% of the access lines billed on the ICMS platform to the MACC Customer Master platform.  The conversion of the remaining companies currently on the ICMS platform is expected to be completed by September 9, 2006 with the remainder of the companies expected to be converted by early 2007.  The total cost of the conversion is now estimated to be approximately $4.5 million, significantly below the original estimate of $5.5 million.

•                  In April 2006, the Company received proceeds of $26.9 million from the liquidation of the Rural Telephone Bank.  The Company recorded a gain of approximately $4.1 million in the second quarter of 2006.  The gain on this transaction increased the Company’s Cash Available for Dividends by $4.1 million in the second quarter.

•                  On May 1, 2006, the Company received total proceeds of $16.9 million from the sale of its investment in Southern Illinois Cellular Corp.  The Company received a portion of the sale proceeds, approximately $2.1 million, immediately prior to closing in the form of a dividend which was recorded as dividend income on the Consolidated Statement of Operations.  The Company also recorded a gain on the sale of the investment in the amount of $10.2 million.  In total, the sale of this investment increased the Company’s Cash Available for Dividends balance by $12.3 million in the second quarter.  In addition to the amounts discussed above, approximately $2.6 million will be held in escrow and the Company will not record the gain on this portion of the transaction until the proceeds are received.

Access Line Equivalents

	6/30/2006	3/31/2006	6/30/2005	% change 6/30/06 to 6/30/05
Access lines owned for full year:
Voice access lines	232,301	232,196	240,311	(3.3%)
HSD subscribers	49,672	46,450	39,285	26.4%
Subtotal: Access line equivalents	281,973	278,646	279,596	0.9%

Access lines acquired or disposed of during year(1):
Voice access lines	9,278	9,341	6,502	N/A
HSD subscribers	1,659	2,695	1,625	N/A
Subtotal: Access line equivalents	10,937	12,036	8,127	N/A

Total access line equivalents	292,910	290,682	287,723	1.8%

(1)          Represents voice access lines and HSD subscribers for companies owned less than twelve months.  The Company completed the acquisition of Berkshire Telephone Corporation in the second quarter of 2005 and the acquisition of Bentleyville Communications Corporation in the third quarter of 2005.  The Company sold the operations of a subsidiary, Fremont Broadband, LLC, during the second quarter of 2006.

Cash Available for Dividends

The Company’s credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Cumulative Cash Available for Dividends that accumulates from April 1, 2005 through the end of the Company’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of June 30, 2006, was the quarter ended March 31, 2006).  Under this covenant, as of June 30, 2006, the Company had Cumulative Cash Available for Dividends of $27.6 million, from which it paid a dividend on July 21, 2006 of $13.8 million, resulting in a carryover of $13.8 million of Cumulative Cash Available for Dividends.  In addition to this $13.8 million carryover, based on the Company’s financial performance through June 30, 2006 as described in this earnings release, the Company generated an additional $25.5 million of Cash Available for Dividends and as a result expects to have approximately $39.3 million of Cumulative Cash

Available for Dividends from which to declare and pay its next dividend.  Cash Available for Dividends corresponds to the term “Available Cash” in the Company’s credit facility and Cumulative Cash Available for Dividends corresponds to the term “Cumulative Distributable Cash” in the Company’s credit facility.

Outlook

The Company estimates that full year capital expenditures in 2006 will be approximately $29.5 to $31.5 million. This estimate of capital expenditures includes the anticipated capital costs of the MACC billing conversion and the anticipated capital expenditures related to the previously announced acquisition of the assets of Cass County Telephone.  The Company expects capital expenditures will be approximately $9 to $10 million in the third quarter and approximately $3 to $4 million in the fourth quarter.

The Company continues to estimate that interest expense for 2006 will be approximately $36 to $38 million. This estimate takes into account the acquisition of Cass County Telephone, the proceeds received from the sale of the Company’s investment in Southern Illinois Cellular Corp. and the proceeds received from the liquidation of the Rural Telephone Bank.

The Company also expects that the dividends paid to its shareholders in 2006 will be treated as a qualified dividend for tax purposes, partially due to gains recognized on the non-core asset sales in 2006.  The Company will continue to evaluate the tax treatment of its dividends as the year progresses.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its second quarter results at 8:30 a.m. EDT on August 1, 2006.  Participants should call (888) 253-4456 (US/Canada) or (706) 643-3201 (International) and request the FairPoint Communications call.  A telephonic replay will be available for anyone unable to participate in the live call.  To access the replay, call (800) 642-1687 and enter the confirmation code 3168081.  The recording will be available from Tuesday, August 1, 2006 at 1:00 p.m. through Tuesday, August 8, 2006 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section.  An online replay will be available beginning at 1:00 p.m. (EDT) on August 1, 2006 and remain available for one year.  During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint’s business and financial matters.  The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA (as defined herein), Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP.  In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies.  For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint’s credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility, or result in FairPoint’s inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint’s ability to pay dividends on its common stock.  However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  FairPoint’s management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s quarterly report to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities.  Today, FairPoint owns and operates 29 rural local exchange companies (RLECs) located in 18 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions.  Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  FairPoint’s results for the quarter ended June 30, 2006 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such period.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

# # #

Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2006	2005
	(unaudited)
	(Dollars in thousands)
Assets
Current assets:
Cash	$41,228	$5,083
Accounts receivable, net	28,026	34,985
Other	13,616	9,200
Deferred income tax, net	22,504	29,190
Assets of discontinued operations	—	90
Total current assets	105,374	78,548

Property, plant, and equipment, net	229,631	242,617
Investments	11,708	39,808
Goodwill	482,315	481,343
Deferred income tax, net	39,233	47,160
Deferred charges and other assets	22,908	18,663
Total assets	$891,169	$908,139

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,670	$12,030
Dividends payable	13,835	13,789
Current portion of long-term debt	696	677
Demand notes payable	333	338
Accrued interest payable	207	288
Other accrued liabilities	15,037	20,808
Liabilities of discontinued operations	1,447	2,495
Total current liabilities	45,225	50,425
Long-term liabilities:
Long-term debt, net of current portion	592,620	606,748
Deferred credits and other long-term liabilities	6,853	4,108
Total long-term liabilities	599,473	610,856

Minority interest	9	10

Stockholders' equity:
Common stock	350	350
Additional paid-in capital	556,809	590,131
Unearned compensation	—	(6,475)
Accumulated deficit	(321,841	(342,635)
Accumulated other comprehensive income, net	11,144	5,477
Total stockholders' equity	246,462	246,848
Total liabilities and stockholders' equity	$891,169	$908,139

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Dollars in thousands)

Revenues	$64,196	$65,206	$128,987	$126,871
Operating expenses:
Operating expenses, excluding depreciation and amortization	36,275	35,321	71,880	67,764
Depreciation and amortization	13,352	13,106	26,987	26,116
Total operating expenses	49,627	48,427	98,867	93,880
Income from operations	14,569	16,779	30,120	32,991
Other income (expense):
Net gain (loss) on sale of investments and other assets	14,277	(6)	14,225	(184)
Interest and dividend income	2,587	720	2,927	1,272
Interest expense	(9,792)	(9,588)	(19,545)	(26,558)
Equity in net earnings of investees	3,079	2,796	6,365	5,452
Other non-operating, net	—	(1,582)	—	(87,746)
Total other income (expense)	10,151	(7,660)	3,972	(107,764)
Income (loss) before income taxes	24,720	9,119	34,092	(74,773)
Income tax (expense) benefit	(9,645)	(3,515)	(13,297)	91,419
Minority interest	(1)	(1)	(1)	(1)
Net income	$15,074	$5,603	$20,794	$16,645

Weighted average shares outstanding:
Basic	34,649	34,549	34,601	29,260
Diluted	34,683	34,566	34,665	29,315

Earnings per share:
Basic	$0.44	$0.16	$0.60	$0.57
Diluted	$0.43	$0.16	$0.60	$0.57

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended
	June 30,
	2006	2005
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$20,794	$16,645
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Dividends and accretion on shares subject to mandatory redemption	—	2,362
Loss on preferred stock subject to mandatory redemption	—	9,899
Deferred income taxes	11,873	(92,706)
Amortization of debt issue costs	825	1,095
Depreciation and amortization	26,987	26,116
Loss on early retirement of debt	—	77,847
Minority interest in income of subsidiaries	1	1
Income from equity method investments	(6,365)	(5,452)
Net (gain) loss on sale of investments and other assets	(14,225)	184
Other non cash items	668	1,046
Changes in assets and liabilities arising from operations:
Accounts receivable and other current assets	6,472	(1,795)
Accounts payable and accrued expenses	118	(17,717)
Income taxes	234	(342)
Other assets/liabilities	(130)	110
Total adjustments	26,458	648
Net cash provided by operating activities of continuing operations	47,252	17,293
Cash flows from investing activities of continuing operations:
Acquisitions of telephone properties, net of cash acquired	—	(16,449)
Net capital additions	(17,536)	(9,652)
Distributions from investments	5,740	4,791
Net proceeds from sales of investments and other assets	43,358	174
Other, net	(111)	(281)
Net cash provided by (used in) investing activities of continuing operations	31,451	(21,417)
Cash flows from financing activities of continuing operations:
Net proceeds from issuance of common stock	—	431,921
Debt issue and offering costs	—	(8,468)
Proceeds from issuance of long-term debt	26,450	638,484
Repayments of long-term debt	(40,515)	(847,842)
Repurchase of preferred and common stock	—	(129,278)
Payment of fees and penalties associated with early retirement of long term debt	—	(61,037)
Payment of deferred transaction fee	—	(8,445)
Proceeds from exercise of stock options	24	184
Dividends paid to common stockholders	(27,559)	(7,788)
Net cash provided by (used in) financing activities of continuing operations	(41,600)	7,731
Cash flows of discontinued operations:
Operating cash flows, net used in	(958)	(510)
Net increase in cash	36,145	3,097
Cash, beginning of period	5,083	3,595
Cash, end of period	$41,228	$6,692

FairPoint Communications, Inc.

Non - GAAP Financial Measures Reconciliation

For the Three and Six Months Ended June 30, 2006 and 2005

	Three Months Ended	Three Months Ended
	06/30/06	06/30/05
	(Dollars in Thousands)

Net cash provided by operating activities from continuing operations	$26,336	$18,717
Adjustments:
Depreciation and amortization	(13,352)	(13,106)
Other non-cash items	8,022	(2,814)
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(5,932)	2,806
Income from continuing operations	15,074	5,603
Adjustments:
Interest expense	9,792	9,588
Provision for income taxes	9,645	3,515
Depreciation and amortization	13,352	13,106
EBITDA	47,863	31,812
Adjustments:
Net (gain) loss on sale of investments and other assets	(14,277)	6
Equity in earnings of investee	(3,079)	(2,796)
Distributions from investments	2,310	2,551
Non-cash stock based compensation	670	685
Loss on early retirement of debt	—	1,582
Loss on redemption of preferred stock	—	—
Other non-cash item	(319)	—
Deferred patronage dividends	(15)	(34)
Adjusted EBITDA	$33,153	$33,806

	Six Months Ended	Six Months Ended
	06/30/06	06/30/05

Net cash provided by operating activities from continuing operations	$47,252	$17,293
Adjustments:
Depreciation and amortization	(26,987)	(26,116)
Other non-cash items	7,224	5,724
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(6,695)	19,744
Income from continuing operations	20,794	16,645
Adjustments:
Interest expense	19,545	26,558
Provision for income taxes	13,297	(91,419)
Depreciation and amortization	26,987	26,116
EBITDA	80,623	(22,100)
Adjustments:
Net (gain) loss on sale of investments and other assets	(14,225)	184
Equity in earnings of investee	(6,365)	(5,452)
Distributions from investments	5,740	4,791
Non-cash stock based compensation	1,284	1,092
Loss on early retirement of debt	—	77,847
Loss on redemption of preferred stock	—	9,899
Other non-cash item	(637)
Deferred patronage dividends	26	(36)
Adjusted EBITDA	$66,446	$66,225
Plus (minus):
Scheduled principal payments	(321)	(546)
Cash interest expense (adjusted for amortization, swap interest and
dividend and accretion on series A preferred stock)	(18,720)	(23,104)
Capital expenditures and other	(18,632)	(10,264)
Investments	(112)	—
Cash received on account of non-cash income excluded from Adjusted EBITDA	2,000	—
Gain on sale of investment/assets	14,439	—
Cash income taxes	(1,124)	(475)
Cash Available for Dividends	$43,976	$31,836

"EBITDA" means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted EBITDA" is defined in FairPoint's credit facility as (i) the sum of Consolidated Net Income (which is defined in FairPoint's credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income: provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, and certain other non-cash items, each as defined, minus (ii) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income.

"Cash Available for Dividends"  means Adjusted EBITDA, minus (i) cash interest expense (adjusted for amortization, swap interest and dividends and accretion     on series A preferred stock), (ii) scheduled principal payments on indebtedness, (iii) capital expenditures, (iv) investments, (v) cash income taxes, and (vi) non-cash items excluded from Adjusted EBITDA and paid in cash, plus (i) the cash amount of any extraordinary gains and gains realized on asset sales other than in the ordinary course of business, and (ii) cash received on account of non-cash gains or non-cash income excluded from Adjusted EBITDA.

FairPoint Communications, Inc.

Sequential Financial Information for the Quarters ending June 30, March 31, 2006 and December 31, September 30, and June 30, 2005

(Dollars in thousands)	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005
Consolidated Results:
Revenues:
Local calling services	$16,609	$16,282	$16,919	$16,586	$15,982
USF - high cost loop support	4,731	4,819	5,189	5,045	4,707
Interstate access revenue	16,589	17,636	20,627	17,697	20,083
Intrastate access revenue	8,888	8,977	10,165	10,227	9,534
Long distance services	5,630	5,399	5,694	5,694	4,798
Data and internet services	6,890	6,683	6,409	6,230	5,937
Other services	4,859	4,995	4,931	4,559	4,165
Total revenues	64,196	64,791	69,934	66,038	65,206
Operating expenses	49,627	49,240	50,518	51,417	48,427
Income from operations	14,569	15,551	19,416	14,621	16,779
Other income (expense)	10,151	(6,179)	(6,881)	(6,927)	(7,660)
Earnings (loss) from continuing operations before income taxes	24,720	9,372	12,535	7,694	9,119
Income taxes	(9,645)	(3,652)	(4,819)	(3,504)	(3,515)
Minority interest in income of subsidiaries	(1)	-	-	(1)	(1)
Income from discontinued operations	-	-	380	-	-
Net income	$15,074	$5,720	$8,096	$4,189	$5,603

Cash Available for Dividends:	-
Adjusted EBITDA	$33,153	$33,293	$37,592	$31,018	$33,806
Plus (minus):
Scheduled principal payments	(162)	(159)	(157)	(155)	(124)
Cash interest expense (adjusted for amortization, swap interest and dividend and accretion on series A preferred stock)	(9,411)	(9,309)	(9,433)	(9,663)	(9,203)
Capital expenditures and other	(12,688)	(5,944)	(9,523)	(8,355)	(5,230)
Investments	(112)	-	-	-	-
Cash received on account of non-cash income excluded from Adjusted EBITDA	1,000	1,000	-	-	-
Gain on sale of investment/assets	14,264	175	-	-	-
Cash income taxes	(504)	(620)	458	(292)	(237)
Cash Available for Dividends	$25,540	$18,436	$18,937	$12,553	$19,012

Cumulative Cash Available for Dividends: (1)
Beginning Balance	$27,616	$22,972	$17,800	$19,012	$-
Add:
Cash Available for Dividends generated during the quarter	25,540	18,436	18,937	12,553	19,012
Less:
Dividends declared and/or paid after July 30, 2005	(13,825)	(13,792)	(13,765)	(13,765)	-
Cumulative Cash Available for Dividends	$39,331	$27,616	$22,972	$17,800	$19,012

Other information:
Gross property, plant and equipment	$775,322	$764,431	$760,221	$752,872	$730,170
Capital expenditures	11,592	5,944	9,325	8,256	5,002
Interest expense (adjusted for amortization and swap interest)	(9,411)	(9,309)	(9,433)	(9,663)	(9,203)
Access line equivalents	292,910	290,682	288,899	291,072	287,723
Residential access lines	186,080	186,384	188,206	192,149	192,643
Business access lines	55,499	55,153	55,410	55,903	54,170
High Speed Data subscribers	51,331	49,145	45,283	43,020	40,910

DSL subscribers	47,217	44,235	40,939	39,035	37,621
Other HSD subscribers (Wireless and Cable modems)	4,114	4,910	4,344	3,985	3,289

Footnotes:

(1)                      Cumulative Cash Available for Dividends means the amount of Cash Available for Dividends generated beginning on April 1, 2005, minus the aggregate amount of dividends paid after July 30, 2005, minus the aggregate amount of investments made after April 1, 2005 using such cash, plus the aggregate amount of distributions received from such investments (not to exceed the amount originally invested).